                                                                      EXHIBIT 18

                               AST RESEARCH, INC.
                              16215 Alton Parkway
                            Irvine, California 92718

                              November 2, 1995

Samsung Electronics Co., Ltd.
Samsung Main Building
250, 2-Ka, Taepyung-Ro, Chung-Ku
Seoul, Korea 100-742

Gentlemen:

          This letter confirms our mutual understandings regarding certain support arrangements to be implemented by Samsung Electronics Co., Ltd., a Korean corporation ("Samsung"), and AST Research, Inc., a Delaware corporation ("AST"), and also sets forth our understandings with respect to certain matters related thereto. Except for the agreements set forth in paragraph 3 below, which are intended to be binding, this letter and the transactions described herein are not to be considered as a legally binding or enforceable agreement of either AST or Samsung. Rather, this letter will serve to assist the parties in negotiating and entering into enforceable Definitive Agreements. Subject to the foregoing, our understanding is as follows:

          1. The Support Arrangements. Subject to the terms and conditions of definitive agreements to be entered into between AST and Samsung (all such agreements and other instruments, the "Definitive Agreements"), Samsung, or one or more wholly-owned subsidiaries of Samsung designated by Samsung, will provide the support arrangements and Samsung and AST will enter into the other transactions consistent with the terms set forth in Exhibit I attached hereto.

          2. Definitive Agreements. AST and Samsung shall enter into as expeditiously as possible the Definitive Agreements pertaining to CEO and Board Composition, Amendment to Stockholder Agreement, Issuance of Additional Shares and Samsung Support Transactions, each of which shall be consistent with the terms set forth in Exhibit I attached hereto.

          The transactions contemplated hereby shall be subject to the final approval of the Independent Directors on the Board of Directors of AST and, if so desired by the Independent Directors or the full Board of Directors of AST, to the receipt by the Board of Directors of AST of a fairness opinion, in form and substance satisfactory to the Independent Directors, from a nationally recognized investment banking firm selected by the Independent Directors.

          3. Public Announcements. Neither the parties nor their respective agents shall make any public announcement with respect to this Letter of Intent or the transactions contemplated hereby, except as required by applicable law, without prior consultation with the other party. The parties agree to make all filings required under the securities laws in connection with this Letter of Intent.

Samsung Electronics Co., Ltd.
November 2, 1995
Page 2

          4. Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be performed in such state.

          If the foregoing is in accordance with your understanding, please return a signed copy of this letter to the undersigned.

                              Very truly yours,

                              AST RESEARCH, INC.

                              By: /s/ Safi U. Qureshey
                                 ---------------------------------------
                              Name: Safi U. Qureshey
                                    ---------------------------------
                              Title: Chairman
                                    --------------------------------

Accepted and agreed to:

SAMSUNG ELECTRONICS CO., LTD.

By: /s/ Won Suk Yang
   ----------------------------------
Name: Won Suk Yang
     -----------------------------
Title: Senior Executive Managing Director
     ------------------------------------

                                   EXHIBIT I

                                 TERM SHEET FOR
                               ADDITIONAL SUPPORT

CEO AND BOARD COMPOSITION

     .  Ian Diery to be appointed CEO and to the board of directors.

     . Samsung designates two additional new directors (so that the Samsung designees represent a majority of the board).

     . Committee of the board comprised of Messrs. Goeglein (chairman), Santoro and Peltason is established to seek an agreement on Samsung ownership above the 49.9% referred to in the final bullet point below under "Conditions".

AMENDMENT TO STOCKHOLDER AGREEMENT

     .  Permit open market purchases by Samsung at any price./1/

     . Retain Samsung's ownership limit at 49.9% during Standstill Period until such time as: (i) December 14, 1998 or such earlier date as the Lyons shall be amended to exempt Samsung ownership of more than 50% from the Change in Control put, (ii) the closing price for the Lyons is an agreed upon percentage in excess of the Change in Control Purchase
        Price for 20 consecutive trading days or (iii) the Independent
        Directors approve removing the 49.9% ownership limit. Thereafter, Samsung's ownership limit shall be 66 2/3%.

     . Remove the timing restrictions currently provided in Sections 3.1 (pro rata transactions) and 3.2 (registered public offerings); retain the ability to sell pursuant to Independent Director-approved transactions.

     . Eliminate provisions regarding board selection in Article 4, provided that the requirement that at least 3 directors shall be "Independent Directors" shall remain; and provided further that rights will revert to existing if Samsung sells down below 40%. Add provision that at least one Independent Director will serve on committees. Amend definition of Independent Director to require no prior relationship with the Company, Samsung or their respective affiliates.

     . Delete limitations on Samsung voting and proxy solicitations in Article 6, other than Section 6.3 requiring Independent Director approval of material transactions between Samsung and the Company.

-------------------
/1/ If Samsung desires to make any purchases, they and the Company will explore at that time the possibility of Samsung acquiring newly issued shares from the Company on mutually acceptable terms.

ISSUANCE OF ADDITIONAL SHARES

     . Issue to Samsung such number of shares of Common Stock as would increase its ownership to 49.9%, in consideration of the agreements referred to herein.

SAMSUNG SUPPORT TRANSACTIONS

     . Samsung provides the Company a line of credit or other form of credit support through 11/30/96 in the amount of US $100 million, secured by a security interest in inventory, accounts receivable, and other available assets of the Company if requested by Samsung.

     . Samsung increases supplier line of credit to $100 million through 11/30/96 and extends payment terms to 90 days for product shipped prior to 11/30/96. Payment terms for product shipped from 11/30/96 and prior to 12/30/96 shall be 60 days; 45 days from 12/30/96 and prior to 1/30/97; and 30 days thereafter.

     . It is anticipated that Samsung will provide certain other elements of support to the Company. Such benefits shall be valued as mutually agreed by Samsung and the Independent Directors. If the aggregate value of such benefits, as so determined, delivered through September 30, 1996 shall be less than an agreed upon target value, Samsung shall, at its election, either make payment in cash of the shortfall or return for cancellation such number of shares equal to the quotient obtained by dividing the amount of the shortfall by an agreed price per share.

CONDITIONS

     . The Company receives a fairness opinion from its financial advisor regarding the foregoing.

     . The foregoing is approved by a majority of the non-Samsung-designated directors.

     . The new committee and Samsung commit to negotiate in good faith the terms on which Samsung would provide additional support and increase its ownership to the 60% level. The Company will retain the right to condition any such additional transactions on shareholder approval and/or the receipt of a fairness opinion, in addition to independent board approval and appropriate exploration of reasonably available alternatives.


                                       2